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                                                                      EXHIBIT 5

                               September 1, 2000

                                  [LETTERHEAD]

Board of Directors
NQL Inc.
2722 South Fairview Street
Santa Ana, California  92704

        Re: Post-Effective Amendment No. 1 to Form S-8 Registration Statement of NQL Inc. with respect to the 1993 Employee Stock Option Plan, as amended, 1996 Nonemployee Director Stock Compensation Plan and Employee Stock Purchase Plan (collectively, the "Plans")

Gentlemen:

        We have acted as counsel in connection with the Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-20771 the "Registration Statement") of NQL Inc., a Delaware corporation (the "Registrant") under the Securities Act of 1933, as amended, with respect to the offer and sale of an aggregate of 825,000 shares of Common Stock, no par value (the "Shares"), of the Registrant which are issuable under the Plans (as defined above).

        We have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of such corporate records of the Registrant and other documents as we have deemed necessary for the purpose of this opinion.

        On the basis of the foregoing, and in reliance thereon and based on our consideration of such other matters of fact and questions of law as we have deemed relevant in the circumstances, we are of the opinion that, subject to compliance with applicable state securities and "Blue Sky" laws, the Shares will be, when issued in accordance with the terms and conditions of the Plans, validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registrant's Post-Effective Amendment No. 1 to Form S-8 Registration Statement covering the Shares.

                                Very truly yours,

                                /s/ ALLEN MATKINS LECK GAMBLE & MALLORY LLP